Exhibit 99.2

PART I - FINANCIAL INFORMATION

Item 1. Financial Statements

ASSET ACCEPTANCE CAPITAL CORP.

Consolidated Statements of Financial Position

	March 31, 2013	December 31, 2012
	(Unaudited)
ASSETS

Cash	$19,654,111	$14,012,541
Purchased receivables, net	348,976,297	370,899,893
Income taxes receivable	192,367	620,096
Property and equipment, net	12,451,738	12,568,066
Goodwill	14,323,071	14,323,071
Other assets	12,003,341	12,314,572

Total assets	$407,600,925	$424,738,239

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities:
Accounts payable	$2,416,094	$3,467,348
Accrued liabilities	21,891,938	22,416,766
Income taxes payable	1,385,616	426,353
Notes payable	165,889,599	182,911,146
Capital lease obligations	24,704	37,020
Deferred tax liability, net	65,337,849	65,422,456

Total liabilities	256,945,800	274,681,089

Stockholders’ Equity:
Preferred stock, $0.01 par value, 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.01 par value, 100,000,000 shares authorized; issued shares - 33,537,623 and 33,443,347 at March 31, 2013 and December 31, 2012, respectively	335,376	334,433
Additional paid in capital	152,063,741	151,749,449
Retained earnings	40,477,640	40,080,226
Accumulated other comprehensive loss, net of tax	(491,106)	(548,948)
Common stock in treasury; at cost, 2,699,166 and 2,672,237 shares at March 31, 2013 and December 31, 2012, respectively	(41,730,526)	(41,558,010)

Total stockholders’ equity	150,655,125	150,057,150

Total liabilities and stockholders’ equity	$407,600,925	$424,738,239

See accompanying notes.

ASSET ACCEPTANCE CAPITAL CORP.

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended March 31,
	2013	2012
Revenues
Purchased receivable revenues, net	$55,014,330	$61,609,348
Other revenues, net	180,166	224,952

Total revenues	55,194,496	61,834,300

Expenses

Salaries and benefits	14,217,244	16,336,882
Collections expense	28,129,456	27,312,560
Occupancy	1,322,154	1,428,226
Administrative	2,184,239	1,850,100
Depreciation and amortization	999,246	1,323,745
Restructuring charges	138,362	81,688
(Gain) loss on disposal of equipment and other assets	(700)	8,402

Total operating expenses	46,990,001	48,341,603

Income from operations	8,204,495	13,492,697
Other income (expense)
Merger transaction expense	(1,938,987)	—
Interest expense	(4,914,639)	(5,327,354)
Interest income	5,495	2,098
Other	4,643	46,470

Income before income taxes	1,361,007	8,213,911
Income tax expense	963,593	2,782,052

Net income	$397,414	$5,431,859

Weighted-average number of shares:
Basic	30,939,753	30,806,948
Diluted	31,054,020	30,878,147
Earnings per common share outstanding:
Basic	$0.01	$0.18
Diluted	$0.01	$0.18

See accompanying notes.

ASSET ACCEPTANCE CAPITAL CORP.

Consolidated Statements of Comprehensive Income

(Unaudited)

	Three Months Ended March 31,
	2013	2012

Net income	$397,414	$5,431,859
Other comprehensive income (loss):
Unrealized gain (loss) on cash flow hedging:
Unrealized gain (loss) arising during period	163,478	(452,834)
Less: reclassification adjustment for loss included in net income	(73,100)	—

Net unrealized (loss) gain on cash flow hedging	90,378	(452,834)

Reclassification of accumulated losses on de-designated hedge included in net income	—	332,697
Other comprehensive (loss) gain, before tax	90,378	(120,137)
Income tax benefit (expense) related to other comprehensive income	(32,536)	18,297

Other comprehensive (loss) income, net of tax	57,842	(101,840)

Comprehensive income	$455,256	$5,330,019

See accompanying notes.

ASSET ACCEPTANCE CAPITAL CORP.

Consolidated Statements of Cash Flows

(Unaudited)

	Three Months Ended March 31,
	2013	2012
Cash flows from operating activities
Net income	$397,414	$5,431,859
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	999,246	1,323,745
Amortization of deferred financing costs and debt discount	859,856	898,966
Amortization of de-designated hedge	—	79,450
Deferred income taxes	(117,143)	2,529,164
Share-based compensation expense	315,235	231,950
Net impairment (impairment reversals) of purchased receivables	240,000	(4,496,700)
Non-cash revenue	(46,335)	(1,001)
(Gain) loss on disposal of equipment and other assets	(700)	8,402
Changes in assets and liabilities:
Decrease (increase) in other assets	17,328	(1,874,816)
Decrease in accounts payable and other accrued liabilities	(1,471,000)	(3,030,067)
Increase in net income taxes payable	1,386,992	143,362

Net cash provided by operating activities	2,580,893	1,244,314

Cash flows from investing activities
Investments in purchased receivables, net of buybacks	(26,868,352)	(20,923,049)
Principal collected on purchased receivables	48,598,283	44,021,228
Purchases of property and equipment	(897,622)	(129,454)
Proceeds from sale of property and equipment	700	500

Net cash provided by (used in) investing activities	20,833,009	22,969,225

Cash flows from financing activities
Repayments of term loan facility	(2,187,500)	(2,187,500)
Net (repayments) borrowings on revolving credit facility	(15,400,000)	(8,200,000)
Payments of deferred financing costs	—	(3,469)
Payments on capital lease obligations	(12,316)	(131,011)
Purchases of treasury shares	(172,516)	(51,580)

Net cash used in financing activities	(17,772,332)	(10,573,560)

Net increase in cash	5,641,570	13,639,979
Cash at beginning of period	14,012,541	6,990,757

Cash at end of period	$19,654,111	$20,630,736

Supplemental disclosure of cash flow information
Cash paid for interest, net of capitalized interest	$3,986,086	$4,551,695
Net cash (paid) received for income taxes	(2,525)	109,526
Non-cash investing and financing activities:
Change in fair value of interest rate swap liabilities	90,378	(199,587)
Change in unrealized loss on cash flow hedge, net of tax	(57,842)	101,840

See accompanying notes.

ASSET ACCEPTANCE CAPITAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1. Basis of Presentation

Nature of Operations

Asset Acceptance Capital Corp. (a Delaware corporation) and its subsidiaries (collectively referred to as the “Company”) are engaged in the purchase and collection of defaulted and charged-off accounts receivable portfolios. These receivables are acquired from consumer credit originators, primarily credit card issuers including private label card issuers, consumer finance companies, telecommunications and other utility providers, resellers and other holders of consumer debt. The Company may periodically sell receivables from these portfolios to unaffiliated parties.

In addition, the Company finances the sales of consumer product retailers, referred to as finance contract receivables, and licenses a proprietary collection software application referred to as licensed software.

The accompanying unaudited interim financial statements of the Company have been prepared in accordance with Rule 10-01 of Regulation S-X promulgated by the Securities and Exchange Commission (“SEC”) and, therefore, do not include all information and footnotes necessary for a fair presentation of financial position, results of operations and cash flows in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”). In the opinion of management, the accompanying unaudited consolidated financial statements contain all adjustments necessary for a fair presentation of the Company’s financial position as of March 31, 2013 and its results of operations, comprehensive income and cash flows for the three months ended March 31, 2013 and 2012. All adjustments were of a normal recurring nature. The results of operations and comprehensive income of the Company for the three months ended March 31, 2013 and 2012 may not be indicative of future results. These consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, together with all amendments thereto.

Reporting Entity

The accompanying consolidated financial statements include the accounts of Asset Acceptance Capital Corp. (“AACC”) and all wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation. The Company currently has three operating segments, one for purchased receivables, one for finance contract receivables and one for licensed software. The finance contract receivables and licensed software operating segments are not material and therefore are not disclosed separately from the purchased receivables segment.

Pending Merger Transaction

On March 6, 2013, the Company entered into a definitive agreement and plan of merger (the “Merger Agreement”) with Encore Capital Group, Inc. (“Encore”), pursuant to which a wholly-owned subsidiary of Encore will merge with and into the Company, with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Encore (the “Merger”). For terms of the Merger Agreement, including circumstances under which the Merger Agreement can be terminated and the ramifications of such a termination, as well as other terms and conditions, refer to the Merger Agreement filed as Exhibit 1.1 to our Current Report on Form 8-K with the SEC on March 11, 2013.

If the Merger is completed, each Company stockholder will be entitled to receive, at his, her or its election and subject to the terms of the Merger Agreement, either $6.50 in cash or 0.2162 validly issued, fully paid and nonassessable shares of Encore common stock, in each case without interest and less any applicable withholding taxes, for each share of Company common stock owned by such stockholder at the time of the Merger. Notwithstanding the foregoing, no more than 25% of the total shares of Company common stock outstanding immediately prior to the Merger will be exchanged for shares of Encore common stock and any shares elected to be exchanged for Encore common stock in excess of such 25% limitation will be subject to proration in accordance with the terms of the Merger Agreement.

Upon completion of the Merger, Encore will own all of the Company’s capital stock. As a result, the Company will no longer have its stock listed on the NASDAQ Global Select Stock Market (“NASDAQ”) and will no longer be required to file periodic and other reports with the SEC with respect to Company common stock.

The parties’ obligation to complete the transaction is subject to several conditions, including, among others, approval of the Merger by the Company’s stockholders as described in the Company’s preliminary proxy statement/prospectus included in the Registration Statement on Form S-4, file No. 333-187581, filed by Encore with the SEC on March 27, 2013 (the “proxy statement/prospectus”), the termination or expiration of all waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and other customary conditions; however, the consummation of the Merger is not conditioned on the receipt of financing. The Company and Encore filed the required notification and report forms under the HSR Act with the Federal Trade Commission (the “FTC”) and the Antitrust Division of the Department of Justice on March 20, 2013. On April 3, 2013, the FTC granted early termination of the applicable waiting period. We expect to incur and pay additional fees and expenses through calendar year 2013, including transaction fees amounting to approximately $1.85 million payable (only upon closing of the Merger) to our financial advisor. The parties to the Merger Agreement currently expect to complete the Merger in the second quarter of 2013, although neither the Company nor Encore can assure completion by any particular date or that the Merger will be completed at all. Because the Merger is subject to a number of conditions, the exact timing of completion of the Merger cannot be determined at this time.

2. Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant items related to such estimates include the timing and amount of future cash collections on purchased receivables, deferred tax assets, goodwill and share-based compensation. Actual results could differ from those estimates making it reasonably possible that a significant change in these estimates could occur within one year.

Goodwill

Goodwill is not amortized, instead, it is reviewed annually to assess recoverability or more frequently if impairment indicators are present. Refer to Note 8, “Fair Value”, for additional information about the fair value of goodwill.

Accrued Liabilities

The details of accrued liabilities were as follows:

	March 31, 2013	December 31, 2012
Accrued general and administrative expenses (1)	$10,776,614	$11,285,695
Accrued payroll, benefits and bonuses	4,593,606	6,696,284
Accrued merger transaction expenses (2)	2,074,242	—
Deferred rent	1,819,603	1,929,910
Fair value of derivative instruments	767,353	857,731
Accrued interest expense	755,936	692,733
Accrued restructuring charges (3)	448,050	522,420
Deferred revenue	128,608	184,988
Other accrued expenses	527,926	247,005

Total accrued liabilities	$21,891,938	$22,416,766

(1)	Accrued general and administrative expenses included $2,882,218 and $4,803,908 as of March 31, 2013 and December 31, 2012, respectively, for commissions and reimbursable expenses payable to our preferred third party law firm for performance of legal collection activities on our behalf.
(2)	Accrued merger transaction expenses included $386,156 for accrued bonuses and $1,688,086 for accrued legal services, accounting services, outside consultants and board of directors’ fees related to the Merger Agreement with Encore as of March 31, 2013. See Note 1, “Basis of Presentation”, for additional information.
(3)	Accrued restructuring charges of $448,050 and $522,420 as of March 31, 2013 and December 31, 2012, respectively, are related to closing the Tempe, Arizona office. Refer to Note 9, “Restructuring Charges”, for additional information.

Revenue Recognition

The Company accounts for its investment in purchased receivables using the guidance provided in Financial Accounting Standards Board (“FASB”) Accounting Standard Codification (“ASC”) Subtopic 310-30, “Loans and Debt Securities Acquired with Deteriorated Credit Quality”, (“Interest Method”). Refer to Note 3, “Purchased Receivables and Revenue Recognition”, for additional discussion of the Company’s method of accounting for purchased receivables and recognizing revenue.

Cash

The Company maintains cash balances with a high quality financial institution, and management periodically evaluates the creditworthiness of that institution. The Dodd-Frank Wall Street Reform and Consumer Protection Act provided temporary unlimited deposit insurance coverage for noninterest-bearing accounts at all financial institutions insured by the Federal Deposit Insurance Corporation (“FDIC”) from December 31, 2010 through December 31, 2012. As of March 31, 2013, reported cash balances exceeded amounts insured by the FDIC by $19,404,111.

Concentrations of Risk

For the three months ended March 31, 2013 and 2012, the Company invested 67.8% and 68.9% (net of buybacks), respectively, in purchased receivables from its top three sellers. One seller is included in the top three in both three month periods.

Seasonality

The Company’s success depends on its ability to collect on purchased portfolios of charged-off consumer receivables. Collections tend to be seasonally higher in the first and second quarters of the year due to consumers’ receipt of tax refunds and other factors. Conversely, collections tend to be lower in the third and fourth quarters of the year due to consumers’ spending in connection with summer vacations, the holiday season and other factors.

Collections and operating expenses may fluctuate from quarter to quarter depending on inventory management strategies, such as the Company’s investment in court costs through the legal collection channel. In addition, the Company’s operating results may be affected by the timing of purchases of portfolios of charged-off consumer receivables, which may increase collections and costs associated with initiating collection activities. The timing of purchases, inventory strategies and other operational factors may result in collections that offset typical seasonal patterns. Revenue recognized is relatively level, excluding the impact of impairments or impairment reversals, due to the application of the Interest Method of revenue recognition. Consequently, income and margins may fluctuate from quarter to quarter.

Collections by Third Parties

The Company regularly utilizes unaffiliated third parties, primarily attorneys and other contingent collection agencies, to collect certain account balances on behalf of the Company in exchange for a percentage of the balance collected or a fixed fee. The Company generally receives net proceeds and records gross cash collections received by third parties. The Company records fees paid to third parties, and the reimbursement of certain legal and other costs, as a component of collections expense. The percent of gross cash collections by third party relationships were 67.8% and 60.5% for the three months ended March 31, 2013 and 2012, respectively.

Interest Expense

Interest expense includes interest on the Company’s credit facilities, unused facility fees, the ineffective portion of the change in fair value of the Company’s derivative financial instrument (refer to Note 5, “Derivative Financial Instruments and Risk Management”), interest payments made on the interest rate swap, amortization of deferred financing costs and amortization of original issue discount.

The components of interest expense were as follows:

	Three Months Ended March 31,
	2013	2012
Interest payments	$4,054,784	$4,428,388
Amortization of original issue discount	565,952	595,739
Amortization of deferred financing costs	293,903	303,227

Total interest expense	$4,914,639	$5,327,354

Earnings Per Share

Earnings per share reflect net income divided by the weighted-average number of shares outstanding. The following table provides a reconciliation between basic and diluted weighted-average shares outstanding:

	Three Months Ended March 31,
	2013	2012
Basic weighted-average shares outstanding	30,939,753	30,806,948
Dilutive weighted-average shares (1)	114,267	71,199

Diluted weighted-average shares outstanding	31,054,020	30,878,147

(1)	Includes the dilutive effect of outstanding stock options, deferred stock units and restricted shares (collectively the “Share-Based Awards”). Share-Based Awards that are contingent upon the attainment of performance goals are not included in dilutive weighted-average shares until the performance goals have been achieved.

There were 1,075,053 and 1,227,644 outstanding Share-Based Awards that were not included within the diluted weighted-average shares as their fair value or exercise price exceeded the market price of the Company’s common stock at March 31, 2013 and 2012, respectively, and therefore were considered anti-dilutive.

Comprehensive Income

Comprehensive income includes changes in equity other than those resulting from investments by owners and distributions to owners. Net income is the primary component of comprehensive income. Currently, the Company’s only component of comprehensive income other than net income is the change in unrealized gain or loss, including the amortization of previous losses, on derivative instruments qualifying as cash flow hedges, net of tax. The aggregate amount of changes to equity that have not yet been recognized in net income are reported in the equity portion of the accompanying consolidated statements of financial position as “Accumulated other comprehensive loss, net of tax”. Refer to Note 10, “Comprehensive Income” for more information.

Fair Value of Financial Instruments

The fair value of financial instruments is estimated using available market information and other valuation methods. Refer to Note 8, “Fair Value” for more information.

Reclassifications

Prior period reclassification adjustments for accumulated losses related to hedging activities in the statement of comprehensive income have been reclassified to conform to the current period presentation.

Recently Issued Accounting Pronouncements

The following accounting pronouncements have been issued and are effective for the Company during or after fiscal year 2013.

In December 2011, the FASB issued guidance that enhances certain disclosure requirements about financial instruments and derivative instruments that are subject to netting arrangements. This guidance is effective retroactively for interim and annual periods beginning on or after January 1, 2013. The Company adopted this guidance effective January 1, 2013. The adoption of this guidance did not have a material impact on the Company’s financial position, results of operations or cash flows.

In February 2013, the FASB issued guidance that amends the reporting requirements for comprehensive income pertaining to the reclassification of items out of accumulated other comprehensive income. The guidance is effective prospectively for interim and annual periods beginning after December 15, 2012. The Company adopted this guidance effective January 1, 2013. The adoption of this guidance did not have a material impact on the Company’s financial position, results of operations or cash flows.

3. Purchased Receivables and Revenue Recognition

Purchased receivables are receivables that have been charged-off as uncollectible by the originating organization and many times have been subject to previous collection efforts. The Company acquires pools of homogenous accounts, which are the rights to the unrecovered balances owed by individual debtors through such purchases. The receivable portfolios are purchased at a substantial discount (generally more than 85%) from their face values due to a deterioration of credit quality since origination and are initially recorded at the Company’s acquisition cost, which equals fair value at the acquisition date. Financing for purchasing is provided by cash generated from operations and from borrowings on the Company’s revolving credit facility.

The Company accounts for its investment in purchased receivables using the Interest Method when the Company has reasonable expectations of the timing and amount of cash flows expected to be collected. Accounts purchased may be aggregated into one or more static pools within each quarter, based on a similar risk rating and one or more predominant risk characteristics. The risk rating, which is provided by a third party, is similar for all accounts since the Company’s purchased receivables have all been charged-off by the credit originator. Accounts typically have one or more other predominant risk characteristics. The Company therefore aggregates most accounts purchased within each quarter. Each static pool of accounts retains its own identity and does not change over the remainder of its life. Each static pool is accounted for as a single unit for revenue recognition.

Collections on each static pool are allocated to revenue and principal reduction based on an internal rate of return (“IRR”). The IRR is the rate of return that each static pool requires to amortize the cost or carrying value of the pool to zero over its estimated life. Each pool’s IRR is determined by estimating future cash flows, which are based on historical collection data for pools with similar characteristics. Estimated future cash flows may also be impacted by internal or external factors. Internal factors include (a) revisions to initial and post-acquisition recovery scoring and modeling estimates, (b) operational strategies, and (c) changes in productivity related to turnover and tenure of the Company’s collection staff. External factors include (a) new laws or regulations relating to collection efforts or new interpretations of existing laws or regulations and (b) the overall condition of the economy.

The actual life of each pool may vary, but will generally range between 36 and 84 months depending on the expected collection period. Monthly cash flows greater than revenue recognized will reduce the carrying value of each static pool. Monthly cash flows lower than revenue recognized will increase the carrying value of each static pool. Each static pool is reviewed at least quarterly and compared to historical trends and operational data to determine whether it is performing as expected. This review is used to determine future estimated cash flows. If revised cash flow estimates are greater than original estimates, the IRR is increased prospectively to reflect the revised estimate of cash flows over the remaining life of the static pool. If revised cash flow estimates are less than original estimates, the IRR remains unchanged and an impairment is recognized. If cash flow estimates increase in periods subsequent to recording an impairment, reversal of the previously recognized impairment is made prior to any increases to the IRR.

Agreements to purchase receivables typically include general representations and warranties from the sellers covering the accuracy of seller provided information regarding the receivables, the origination and servicing of the receivables in compliance with applicable consumer protection laws and regulations, free and clear title to the receivables, obligor death, bankruptcy, fraud and settled or paid receivables prior to sale. The agreements typically permit the return of certain receivables from the Company back to the seller. The general time frame to return receivables is within 90 to 180 days from the date of the purchase agreement. Proceeds from returns, also referred to as buybacks, are applied against the carrying value of the static pool.

The cost recovery method is used when collections on a particular portfolio cannot be reasonably predicted. When appropriate, the cost recovery method may be used for pools that previously had an IRR assigned to them. Under the cost recovery method, no revenue is recognized until the Company has fully collected the cost of the portfolio. As of March 31, 2013 and December 31, 2012, the Company had no unamortized pools on the cost recovery method. As of March 31, 2012, the unamortized balance of pools accounted for under the cost recovery method was $101,290.

Although not its usual business practice, the Company may periodically sell, on a non-recourse basis, all or a portion of a pool to unaffiliated parties. The Company does not have any significant continuing involvement with those accounts subsequent to sale. Proceeds of these sales are compared to the carrying value of the accounts and a gain or loss is recognized on the difference between proceeds received and the carrying value, which is included in “Gain on sale of purchased receivables” in the accompanying consolidated statements of operations. There were no sales of purchased receivables during the three months ended March 31, 2013 and 2012. The agreements to sell receivables typically include general representations and warranties.

Changes in purchased receivables portfolios were as follows:

	Three Months Ended March 31,
	2013	2012
Beginning balance, net	$370,899,893	$348,710,787
Investment in purchased receivables, net of buybacks	26,868,352	20,923,049
Cash collections	(103,806,278)	(101,132,875)
Purchased receivable revenues, net	55,014,330	61,609,348

Ending balance, net	$348,976,297	$330,110,309

Accretable yield represents the amount of revenue the Company expects over the remaining life of existing portfolios. Nonaccretable yield represents the difference between the remaining expected cash flows and the total contractual obligation outstanding, or face value, of purchased receivables. Changes in accretable yield were as follows:

	Three Months Ended March 31,
	2013	2012
Beginning balance (1)	$492,398,399	$478,230,548
Revenue recognized on purchased receivables, net	(55,014,330)	(61,609,348)
Additions due to purchases	30,067,361	29,365,995
Reclassifications from (to) nonaccretable yield	6,155,910	53,495,397

Ending balance (1)	$473,607,340	$499,482,592

(1)	Accretable yield is a function of estimated remaining cash flows based on expected work effort and historical collections.

During the three months ended March 31, 2013 and 2012, the Company recorded impairments of purchased receivables of $240,000 and net impairment reversals of $4,496,700, respectively. Net impairments decrease revenue and the carrying value of purchased receivables in the period in which they are recorded. Net impairment reversals increase the carrying value of purchased receivable portfolios in the period in which they are recorded.

Changes in the purchased receivables valuation allowance were as follows:

	Three Months Ended March 31,
	2013	2012
Beginning balance	$25,168,300	$55,914,400
Impairments	240,000	—
Reversals of impairments	—	(4,496,700)
Deductions (1)	(2,673,600)	(478,500)

Ending balance	$22,734,700	$50,939,200

(1)	Deductions represent valuation allowances on purchased receivable portfolios that became fully amortized during the period and, therefore, the balance is removed from the valuation allowance since it can no longer be reversed.

4. Notes Payable

The Company maintains a credit agreement with JPMorgan Chase Bank, N.A., as administrative agent, and a syndicate of lenders named therein, effective November 14, 2011 (the “Credit Agreement”). Under the terms of the Credit Agreement, the Company has a five-year $95,500,000 revolving credit facility which expires in November 2016 (the “Revolving Credit Facility”), which may be limited by financial covenants, and a six-year $175,000,000 term loan facility which expires in November 2017 (the “Term Loan Facility” and together with the Revolving Credit Facility, the “Credit Facilities”). The Credit Agreement replaced a similar credit agreement with JPMorgan Chase Bank, N.A. entered into during June 2007. If the Merger with Encore is completed, it is expected that, at the closing of the Merger, Encore will pay, or cause to be paid, in full all obligations arising under the Credit Agreement and the related Credit Facilities.

The Credit Facilities bear interest at a rate per annum equal to, at our option, either:

•

a base rate equal to the higher of (a) the Federal Funds Rate plus 0.5%, and (b) the prime commercial lending rate as set forth by the administrative agent’s prime rate, plus an applicable margin which (1) for the Revolving Credit Facility, will range from 3.0% to 3.5% per annum based on the Leverage Ratio (as defined), and (2) for the Term Loan Facility is 6.25%; or

•

a LIBOR rate, not to be less than 1.5% for the Term Loan Facility, plus an applicable margin which (1) for the Revolving Credit Facility, will range from 4.0% to 4.5% per annum based on the Leverage Ratio, and (2) for the Term Loan Facility is 7.25%.

The Credit Agreement includes an accordion loan feature that allows the Company to request an aggregate $75,000,000 increase in the Revolving Credit Facility and/or the Term Loan Facility. The Credit Facilities also include sublimits for $10,000,000 of letters of credit and for $10,000,000 of swingline loans (which bear interest at the bank’s alternative rate, which was 4.25% at March 31, 2013). The Credit Agreement is secured by substantially all of the Company’s assets. The Credit Agreement also contains certain covenants and restrictions that the Company must comply with, which as of March 31, 2013 were:

•	Leverage Ratio (as defined) cannot exceed 1.5 to 1.0 at any time; and

•

Ratio of Consolidated Total Liabilities (as defined) to Consolidated Tangible Net Worth (as defined) cannot exceed (i) 2.5 to 1.0 at any time prior to June 30, 2014, or (ii) 2.25 to 1.0 at any time thereafter; and

•

Ratio of Cash Collections (as defined) to Estimated Quarterly Collections (as defined) must equal or exceed 0.80 to 1.0 for any fiscal quarter, and if not achieved, must then equal or exceed 0.85 to 1.0 for the following fiscal quarter for any period of two consecutive fiscal quarters.

The financial covenants may restrict the Company’s ability to borrow against the Revolving Credit Facility. However, at March 31, 2013, the Company was able to access the total available borrowings on the Revolving Credit Facility of $85,500,000 based on the financial covenants. Borrowing capacity may be reduced under this ratio in the future if there are significant declines in cash collections or increases in operating expenses that are not offset by a reduction in outstanding borrowings. The Credit Facility also includes a borrowing base limit of 25% of estimated remaining collections, calculated on a monthly basis, which may also limit the Company’s ability to borrow.

The Credit Agreement contains a provision that requires the Company to repay Excess Cash Flow (as defined) to reduce the indebtedness outstanding under the Term Loan Facility. The Excess Cash Flow repayment provisions are:

•	75% of the Excess Cash Flow for such fiscal year if the Leverage Ratio was greater than 1.25 to 1.0 as of the end of such fiscal year;

•	50% of the Excess Cash Flow for such fiscal year if the Leverage Ratio was less than or equal to 1.25 to 1.0 but greater than 1.0 to 1.0 as of the end of such fiscal year; or

•	0% if the Leverage Ratio is less than or equal to 1.0 to 1.0 as of the end of such fiscal year.

The Company was not required to make an Excess Cash Flow payment based on the results of operations for the years ended December 31, 2012 and 2011.

The Term Loan Facility requires quarterly repayments over the term of the agreement, with any remaining principal balance due on the maturity date. The following table details the required remaining repayment amounts:

Years Ending December 31,	Amount
2013 (1)	$6,562,500
2014	14,000,000
2015	22,748,000
2016	22,748,000
2017 (2)	98,004,000

(1)	Amount includes three remaining quarterly principal payments for 2013. A required principal payment of $2,187,500 was made during March 2013.
(2)	Includes three quarterly principal payments with the remaining balance due on the maturity date.

Voluntary prepayments are permitted on the Term Loan Facility subject to certain fees. If a voluntary prepayment is made on or prior to November 14, 2013, the Company must pay a prepayment premium of 1.0% of the amount paid. There are no premiums for voluntary prepayments made after November 14, 2013.

Commitment fees on the unused portion of the Revolving Credit Facility are paid quarterly, in arrears, and are calculated as an amount equal to a margin of 0.50% on the average amount available on the Revolving Credit Facility.

The Credit Agreement requires the Company to effectively cap, collar or exchange interest rates on a notional amount of at least 25% of the outstanding principal amount of the Term Loan Facility. Refer to Note 5, “Derivative Financial Instruments and Risk Management” for additional information on the Company’s derivative financial instruments that satisfy this requirement.

Outstanding borrowings on notes payable were as follows:

	March 31, 2013	December 31, 2012
Term Loan Facility	$164,062,500	$166,250,000
Revolving Credit Facility	10,000,000	25,400,000
Original issue discount on Term Loan	(8,172,901)	(8,738,854)

Total Notes Payable	$165,889,599	$182,911,146

Weighted average interest rate on total outstanding borrowings	8.49%	8.26%
Weighted average interest rate on revolving credit facility	4.25%	5.09%

The Company was in compliance with all covenants of the Credit Agreement as of March, 31, 2013.

5. Derivative Financial Instruments and Risk Management

Risk Management

The Company may periodically enter into derivative financial instruments, typically interest rate swap agreements, to reduce its exposure to fluctuations in interest rates on variable-rate debt and their impact on earnings and cash flows. The Company does not utilize derivative financial instruments with a level of complexity or with a risk greater than the exposure to be managed nor does it enter into or hold derivatives for trading or speculative purposes. The Company periodically reviews the creditworthiness of the swap counterparty to assess the counterparty’s ability to honor its obligations. Counterparty default would further expose the Company to fluctuations in variable interest rates.

The Company records derivative financial instruments at fair value. Refer to Note 8, “Fair Value” for additional information.

Derivative Financial Instruments

Derivative instruments that receive designated hedge accounting treatment are evaluated for effectiveness at the time they are designated as well as throughout the hedging period. Changes in fair value are recorded as an adjustment to Accumulated Other Comprehensive Income (“AOCI”), net of tax. Amounts in AOCI are reclassified into earnings under certain situations; for example, if the occurrence of the transaction is no longer probable or no longer qualifies for hedge accounting. In these situations, all or a portion of the transaction would be ineffective.

In September 2007, the Company entered into an amortizing interest rate swap agreement whereby, on a quarterly basis, it swaps variable rates under its Term Loan Facility for fixed rates. At inception and for the first year, the notional amount of the swap was $125,000,000. Every year thereafter, on the anniversary of the agreement the notional amount decreased by $25,000,000. The agreement expired on September 13, 2012.

Prior to entering into the new Credit Agreement in November 2011, the swap was designated and qualified as a cash flow hedge. The effective portion of the change in fair value was reported as a component of AOCI in the accompanying consolidated financial statements. The ineffective portion of the change in fair value of the derivative was recorded to interest expense. Upon entering into the new Credit Agreement, the swap was de-designated as a cash flow hedge because it was no longer expected to be highly effective in mitigating changes in variable interest rates. Accordingly, the amount recognized in AOCI prior to de-designation was reclassified into earnings on a straight-line basis over the remaining term of the agreement. Losses of $332,697, net of tax of $144,723, were amortized to “Interest expense” and “Income tax expense”, respectively, in the accompanying consolidated statements of operations for the three months ended March 31, 2012. In addition, subsequent to the de-designation as a cash flow hedge, changes in fair value of the swap were recognized in earnings during the period in which they occurred.

On January 13, 2012, the Company entered into a new amortizing interest rate swap agreement effective March 13, 2012. On a quarterly basis, the Company will swap variable rates equal to three-month LIBOR, subject to a 1.5% floor, for fixed rates. The notional amount of the new swap was initially set at $19,000,000. In September 2012, when the original swap agreement expired, the notional amount of the new swap increased to $43,000,000 and subsequently, will amortize in proportion to the principal payments on the Term Loan Facility through March 2017 when the notional amount will be $26,000,000. The notional amount of the interest rate swap was $42,000,000 at March 31, 2013. The Company’s derivative instrument is designated and qualifies as a cash flow hedge. If the Merger with Encore is completed and Encore pays, or causes to be paid, in full all obligations arising under the Credit Agreement and the related Credit Facilities, it is expected that the current interest rate swap agreement will no longer qualify as a cash flow hedge.

The following table summarizes the fair value of derivative instruments:

	March 31, 2013		December 31, 2012
	Financial Position Location	Fair Value	Financial Position Location	Fair Value
Interest rate swap instruments
Derivatives qualifying as hedging instruments	Accrued liabilities	$767,353	Accrued liabilities	$857,731

Total interest rate swap instruments		$767,353		$857,731

The following table summarizes the impact of derivatives qualifying as hedging instruments:

	Amount of Gain (Loss) Recognized in AOCI (Effective Portion)		Location of Gain or (Loss) Reclassified from AOCI into Income (Effective Portion)	Amount of Gain (Loss) Reclassified from AOCI into Income (Effective Portion)		Location of Gain (Loss) Recognized in Income (Ineffective Portion and Amount Excluded from Effectiveness Testing)	Amount of Gain (Loss) Recognized in Income (Ineffective Portion and Amount Excluded from Effectiveness Testing)
	Three Months Ended March 31,			Three Months Ended March 31,			Three Months Ended March 31,
Derivative	2013	2012		2013	2012		2013	2012
Interest rate swap instruments	$163,478	$(452,834)	Interest expense	$(73,100)	$332,697	Interest expense	$—	$—

Total	$163,478	$(452,834)	Total	$(73,100)	$332,697	Total	$—	$—

As of March 31, 2013, the Company did not have any fair value hedges.

6. Share-Based Compensation

In May 2012, shareholders of the Company approved the 2012 Stock Incentive Plan (“2012 Plan”) that provides for awards of stock options, stock appreciation rights, restricted stock grants and units, performance share awards and annual incentive awards to eligible key associates, directors and consultants, subject to certain annual grant limitations. The Company reserved 3,300,000 shares of common stock for issuance in conjunction with share-based awards to be granted under the plan of which 3,041,244 shares remained available as of March 31, 2013. The purpose of the 2012 Plan is to (a) promote the best interests of the Company and its shareholders by encouraging employees, consultants and directors of the Company to acquire an ownership interest in the Company by granting share-based awards, aligning their interests with those of shareholders, as well as cash-based awards, and (b) enhance the ability of the Company to attract, motivate and retain qualified employees and directors.

The 2012 Plan replaced a similar stock incentive plan adopted in 2004 (“2004 Plan”). The 2004 Plan also provided for awards of stock options, stock appreciation rights, restricted stock grants and units, performance share awards and annual incentive awards to eligible key associates, directors and consultants. There were awards for 1,547,165 shares under the 2004 Plan outstanding at March 31, 2013. Those awards are subject to the terms and conditions of each grant and may vest, expire or be forfeited based on the achievement of time-based or service-based conditions. No additional awards will be made under the 2004 Plan.

Based on historical experience, the Company uses an annual forfeiture rate for stock option awards of 3% and 16% for executives and non-executive employees, respectively. The Company uses an annual forfeiture rate of 6% for restricted share unit awards for both executives and non-executives. Grants made to non-associate directors generally vest when the director terminates his or her board service, are expensed when granted, and therefore have no forfeitures.

Share-based compensation expense and related tax benefits were as follows:

	Three Months Ended March 31,
	2013	2012

Share-based compensation expense	$315,235	$231,950
Tax benefits	114,430	78,561

The Company’s share-based compensation arrangements are described below.

Stock Options

The Company uses the Black-Scholes model to calculate the fair value of stock option awards on the date of grant using the assumptions noted in the following table. With regard to the Company’s assumptions stated below, the expected volatility is based on the historical volatility of the Company’s stock and management’s estimate of the volatility over the contractual term of the options. The expected term of the options are based on management’s estimate of the period of time for which the options are expected to be outstanding. The risk-free rate is derived from the U.S. Treasury yield curve on the date of grant. Changes to the input assumptions can result in different fair market value estimates.

The following table summarizes the assumptions used to determine the fair value of stock options granted:

Options issue year:	2013	2012
Expected volatility	60.40%	63.99%
Expected dividends	0.00%	0.00%
Expected term	4 Years	4 Years
Risk-free rate	0.69%	0.67%

As of March 31, 2013, the Company had options outstanding for 1,294,428 shares of its common stock under the stock incentive plans. These options have been granted to key associates and non-associate directors of the Company. Option awards are generally granted with an exercise price equal to the market price of the Company’s stock at the date of grant and have contractual terms ranging from seven to ten years. Options granted to key associates generally vest between one and five years from the grant date whereas options granted to non-associate directors generally vest immediately. The fair value of stock options is expensed on a straight-line basis over the requisite service period. Stock option compensation expense for associates, included in salaries and benefits, for the three months ended March 31, 2013 and 2012 was $71,930 and $74,365, respectively.

The following table summarizes all stock option transactions from January 1, 2013 through March 31, 2013:

	Options Outstanding	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Term	Aggregate Intrinsic Value (1)
			(in years)
Beginning balance	1,221,095	$9.96
Granted	73,333	6.52
Forfeited or expired	—	—

Outstanding at March 31, 2013	1,294,428	9.76	3.88	$1,088,192

Exercisable at March 31, 2013 (2)	1,070,299	$10.64	3.47	$819,341

(1)	These amounts represent the difference between the exercise price and $6.50, the per share cash consideration amount to be received upon consummation of the Merger, for all options outstanding that have an exercise price currently below $6.50.
(2)	Contractual vesting may be altered by the ultimate terms and conditions associated with the completion of the pending Merger with Encore. Refer to Note 1, “Basis of Presentation”, for additional information.

The weighted-average grant date fair value of the options granted during the three months ended March 31, 2013 and 2012 was $3.16 and $2.13, respectively. No options were exercised during the three months ended March 31, 2013 and 2012.

As of March 31, 2013, there was $572,747 of total unrecognized compensation expense related to nonvested stock options, which consisted of $540,479 for options expected to vest and $32,268 for options not expected to vest. Unrecognized compensation expense for options expected to vest is expected to be recognized over a weighted-average period of 2.92 years. The ultimate recognition of this stock-based compensation expense may be impacted by the final terms and conditions associated with the Merger with Encore. Refer to Note 1, “Basis of Presentation”, for additional information.

Each holder of an option which is outstanding immediately prior to the effective time of the Merger (whether or not then vested or exercisable) will be provided with notice pursuant to which all outstanding options held by such holder will become fully vested and exercisable by such holder for a period of at least 15 days prior to the effective time of the Merger in accordance with the terms and conditions of the applicable award agreement and any equity compensation plan of the Company under which such option was granted. To the extent that any outstanding option is exercised prior to the effective time of the Merger, the Company will issue to such exercising holder shares of Company common stock in accordance with the terms of such option, which shares will be entitled to receive the per share merger consideration (as described in the proxy statement/prospectus referenced above) upon consummation of the Merger. To the extent that any outstanding stock option is not so exercised on or prior to the effective time of the Merger, such outstanding option to acquire shares of Company common stock (whether or not then vested or exercisable) will be cancelled and terminated at the effective time of the Merger in exchange for the right to receive, in full settlement of such option, a cash amount equal to the product of (i) the total number of shares of Company common stock that may be acquired upon the full exercise of such option immediately prior to the effective time of the Merger multiplied by (ii) the excess, if any, of the cash consideration over the exercise price per share of Company common stock underlying such option, without interest and less any applicable withholding taxes. However, if the per share exercise price of any such option is equal to or greater than $6.50 (i.e., the cash consideration), then, upon consummation of the Merger, such option will be cancelled without any payment or other consideration being made in respect of such option.

Restricted Share Units and Deferred Stock Units

During the three months ended March 31, 2013, the Company granted 93,928 restricted share units and 4,665 deferred stock units (collectively referred to as “RSUs”), respectively, to key associates and non-associate directors under the 2012 Plan. Each RSU is equal to one share of the Company’s common stock. RSUs do not have voting rights but would receive common stock dividend equivalents in the form of additional RSUs. The value of RSUs was equal to the market price of the Company’s stock at the date of grant.

RSUs granted to associates generally vest over two to four years, based upon service or performance conditions. RSUs granted to non-associate directors generally vest when the director terminates his or her board service. At March 31, 2013, 77,012 of RSUs granted to associates will vest contingent on the attainment of performance conditions. When associates’ RSUs vest, associates have the option of selling a portion of vested shares to the Company in order to cover payroll tax obligations. The Company expects to repurchase approximately 48,000 shares for RSUs that are expected to vest during the next twelve months.

The fair value of RSUs granted to associates is expensed on a straight-line basis over the vesting period based on the number of RSUs expected to vest. For RSUs with performance conditions, if those conditions are not expected to be met, the compensation expense previously recognized is reversed. The fair value of RSUs granted to non-associate directors is expensed immediately.

Compensation expense for RSUs, net of reversals, was as follows:

	Three Months Ended March 31,
	2013	2012
Salaries and benefits (1)	$210,605	$132,587
Administrative expenses (2)	32,700	24,998

Total	$243,305	$157,585

(1)	Salaries and benefits include amounts for associates.
(2)	Administrative expenses include amounts for non-associate directors.

The Company generally issues shares of common stock for RSUs as they vest. The following table summarizes all RSU related transactions from January 1, 2013 through March 31, 2013:

Nonvested RSUs	RSUs	Weighted-Average Grant-Date Fair Value
Beginning balance	484,822	$5.63
Granted	98,593	6.47
Vested and issued	(94,276)	5.00
Forfeited	(500)	4.40

Ending balance	488,639	$5.93

As of March 31, 2013, there was $1,518,488 of total unrecognized compensation expense related to RSUs granted to associates, which consisted of $1,351,945 for RSUs expected to vest and $166,543 for RSUs not expected to vest. Unrecognized compensation expense for RSUs expected to vest is expected to be recognized over a weighted-average period of 2.46 years. The ultimate recognition of this stock-based compensation expense may be impacted by the final terms and conditions associated with the Merger with Encore. Refer to Note 1, “Basis of Presentation”, for additional information. As of March 31, 2013, there were 160,536 RSUs, included as part of total outstanding nonvested RSUs in the table above, awarded to non-associate directors for which shares are expected to be issued when the director terminates his or her board service.

Subject to consummation of the Merger, each RSU that is outstanding immediately prior to the effective time of the Merger will be cancelled and entitle the holder thereof to receive from the Company, in full settlement of such RSU, a cash amount equal to the product determined by multiplying (i) $6.50 (i.e., the cash consideration) by (ii) the total number of shares of Company common stock subject to such RSU (using, if applicable, the goal (100%) level of achievement under the respective award agreement to determine such number), in each case, less any applicable withholding taxes.

7. Contingencies

Litigation Contingencies

The Company is involved in certain legal matters that management considers incidental to its business. The Company recognizes liabilities for contingencies and commitments when a loss is probable and estimable. The Company recognizes expense for defense costs when incurred. The Company does not expect these routine legal matters, either individually or in the aggregate, to have a material adverse effect on the Company’s financial position, results of operations, or cash flows.

Litigation Relating to the Merger

After the announcement of the execution of the Merger Agreement, three lawsuits were filed in the Macomb County Circuit Court of the State of Michigan against the Company and its directors, as well as Encore and Pinnacle Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Encore (“Merger Sub”). The lawsuits are: (1) Shell v. Asset Acceptance Capital Corp., et al., Index. No. 13-0959-CZ, filed on March 8, 2013 (the “Shell Action”); (2) Neumann v. Asset Acceptance Capital Corp. et. al., Index No. 13-1072-CZ, filed on March 19, 2013 (the “Neumann Action”); and (3) Jaluka v. Asset Acceptance Capital Corp. et. al., Index No. 13-1081-CZ, filed on March 20, 2013 (the “Jaluka Action”). In these lawsuits, purportedly brought on behalf of all of the Company’s public stockholders, the plaintiffs allege, among other things, that the Company’s directors have breached their fiduciary duties of care, loyalty and candor, and have failed to maximize the value of the Company for its stockholders by accepting an offer to sell the Company at a price that fails to reflect the true value of the Company and that was agreed to as a result of an unfair process, thus depriving holders of the Company’s common stock of the reasonable, fair and adequate value of their shares. Plaintiffs in the Shell Action and Jaluka Action further allege that the Company’s directors have breached their duties of loyalty, good faith, candor and independence owed to the shareholders of the Company because they have engaged in self-dealing and ignored or did not protect against conflicts of interest resulting from their own interrelationships or connection with the proposed acquisition. Finally, all plaintiffs allege that the Company, Encore, and Merger Sub aided and abetted the directors’ breaches of their fiduciary duty. Among other things, plaintiffs in the three lawsuits seek injunctive relief prohibiting consummation of the proposed acquisition, or rescission of the proposed acquisition (in the event the transaction has already been consummated), as well as costs and disbursements, including reasonable attorneys’ and experts’ fees, and other equitable or injunctive relief as the court may deem just and proper. Plaintiffs in the Neumann Action also seek rescissory damages as an alternative to rescission of the proposed transaction, and damages suffered as a result of the defendants’ wrongdoing.

8. Fair Value

The Company groups assets and liabilities at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value. These levels are:

Level 1	–	Valuation is based upon quoted prices for identical instruments traded in active markets.

Level 2	–	Valuation is based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques for which all significant assumptions are observable in the market.

Level 3	–	Valuation is generated from model-based techniques that use at least one significant assumption not observable in the market. These unobservable assumptions reflect estimates of assumptions that market participants would use in pricing the asset or liability.

Disclosure of the estimated fair value of financial instruments often requires the use of estimates. The Company uses the following methods and assumptions to estimate the fair value of financial instruments:

		Fair Value Measurements at Reporting Date Using
	Total Recorded Fair Value at March 31, 2013	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Interest rate swap liabilities	$767,353	—	$767,353	—

The fair value of the interest rate swap represents the amount the Company would pay to terminate or otherwise settle the contract at the financial position date, taking into consideration current unearned gains and losses. Fair value was determined using a market approach, and is based on the three-month LIBOR curve for the remaining term of the swap agreement. Refer to Note 5 “Derivative Financial Instruments and Risk Management”, for additional information about the fair value of the interest rate swap.

Goodwill

Goodwill is assessed annually for impairment using fair value measurement techniques. The Company first assesses qualitative factors to determine whether it is necessary to perform the two-step goodwill impairment analysis prescribed by U.S. GAAP. Goodwill impairment, if applicable, is determined using a two-step test. The first step of the impairment test is used to identify potential impairment by comparing the fair value of a reporting unit with its book value, including goodwill. If the fair value of the reporting unit exceeds its book value, goodwill is considered not impaired and the second step of the test is unnecessary. If the book value of the reporting unit exceeds its fair value, the second step of the impairment test is performed to measure the amount of impairment loss, if any. The second step of the impairment test compares the implied fair value of the reporting unit’s goodwill with the book value. If the book value of the reporting unit’s goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess. The implied fair value of goodwill is determined in the same manner as the amount of goodwill recognized in a business combination. That is, the fair value of the reporting unit is allocated to all of the assets and liabilities of that unit as if the reporting unit had been acquired in a business combination and the fair value of the reporting unit was the purchase price paid to acquire the reporting unit. Events that could, in the future, result in impairment include, but are not limited to, sharply declining cash collections or a significant negative shift in the risk inherent in the reporting unit.

The estimate of fair value of the Company’s goodwill is determined using various valuation techniques including market capitalization, which is a Level 1 input, and an analysis of discounted cash flows, which includes Level 3 inputs. A discounted cash flow analysis requires various judgmental assumptions including assumptions about future cash collections, revenues, growth rates and discount rates. The Company bases these assumptions on its budget and long-term plans. Discount rate assumptions are based on an assessment of the risk inherent in the reporting unit.

At the time of the annual goodwill impairment test, November 1, 2012, market capitalization exceeded book value. However, during certain periods throughout 2012 market capitalization was lower than book value. As a result, the Company performed a step one analysis to assess the fair value of the goodwill of the Company’s single reporting unit. The Company prepared a discounted cash flow analysis, which resulted in fair value in excess of book value. The results of the fair value calculations indicated goodwill was not impaired. Based on the fair value calculation, the Company believes there was no impairment of goodwill as of November 1, 2012.

During certain periods of the first quarter of 2013, the market capitalization of the Company was less than book value. However, the Company did not consider those periods to be triggering events considering the relative gap between book value and market value relative to the goodwill testing performed in 2012. In addition, as part of the Merger Agreement with Encore, each Company stockholder will be entitled to receive either $6.50 in cash or 0.2162 validly issued, fully paid and nonassessable shares of Encore common stock, in each case without interest and less any applicable withholding taxes, for each share of Company common stock owned by such stockholder at the time of the Merger. This is an additional Level 1 indication of the fair value of the Company’s goodwill. The Company does not believe, based on the results of testing at November 1, 2012 and an analysis of events subsequent to that testing, that a new step one analysis was required to be performed during the three months ended March 31, 2013.

The following disclosures pertain to the fair value of certain assets and liabilities, which are not measured at fair value in the accompanying consolidated financial statements.

Purchased Receivables

The Company’s purchased receivables had carrying values of $348,976,297 and $370,899,893 at March 31, 2013 and December 31, 2012, respectively. The Company computes the fair value of purchased receivables by discounting total estimated future cash flows net of expected collection costs using a weighted-average cost of capital. The fair value of purchased receivables was approximately $500,000,000 and $510,000,000 at March 31, 2013 and December 31, 2012, respectively.

Credit Facilities

The Company’s Credit Facilities had carrying values of $165,889,599 and $182,911,146 as of March 31, 2013 and December 31, 2012, respectively, which was net of original issue discount on the Term Loan Facility.

The following table summarizes the carrying value and estimated fair value of the Credit Facilities:

	March 31, 2013	December 31, 2012
Term Loan Facility carrying value (1)	$164,062,500	$166,250,000
Term Loan Facility estimated fair value (1,2)	165,087,891	167,289,063
Revolving Credit Facility carrying value (3)	10,000,000	25,400,000

(1)	The carrying value and estimated fair value of the Term Loan Facility excludes the unamortized balance of the original issue discount.
(2)	The Company computes the fair value of its Term Loan Facility based on quoted market prices.
(3)	The fair value of the outstanding balance of the Revolving Credit Facility approximated carrying value.

9. Restructuring Charges

On November 1, 2011 and September 10, 2012, the Company announced its plan to close its call center operations in the San Antonio, Texas and Tempe, Arizona offices in 2012, respectively. The Company expects to incur approximately $1,200,000 in total restructuring charges in conjunction with these actions of which $138,362 and $81,688 was recognized during the three months ended March 31, 2013 and March 31, 2012, respectively.

The charges for closing these offices during the three months ended March 31, 2013 and the three months ended March 31, 2012 included contract termination costs for real estate leases offset by employee termination benefits which were overestimated at the time of the announcements.

The components of restructuring expense were as follows:

	Three Months Ended March 31,
	2013	2012
Operating lease charge	$144,683	$81,688
Employee termination benefits	(6,321)	—

Total restructuring charges	$138,362	$81,688

The reserve for restructuring charges as of March 31, 2013 and December 31, 2012 was $448,050 and $522,420, respectively. The changes in the reserve were as follows:

	Employee Termination Benefits	Contract Termination Costs	Fixed Assets and Other	Total
Restructuring liability as of January 1, 2013	$83,121	$131,495	$307,804	$522,420
Costs incurred and charged to expense	(6,321)	144,683	—	138,362
Payments	(76,800)	(121,228)	(14,704)	(212,732)
Adjustments to furniture and equipment	—	—	—	—

Restructuring liability as of March 31, 2013	$—	$154,950	$293,100	$448,050

As of March 31, 2013, all restructuring activities were substantially complete.

10. Comprehensive Income

Components of other comprehensive income for the three months ended March 31, 2013 and 2012 were as follows:

	Three Months Ended March 31, 2013
	Before-Tax Amount	Tax Expense	Net-of-Tax Amount
Unrealized gain (loss) on cash flow hedging:
Unrealized gain (loss) arising during period	$163,478	$(58,852)	$104,626
Less: reclassification adjustment for loss included in net income	(73,100)	26,316	(46,784)

Net unrealized gain (loss) on cash flow hedging	90,378	(32,536)	57,842

Other comprehensive income	$90,378	$(32,536)	$57,842

	Three Months Ended March 31, 2012
	Before-Tax Amount	Tax (Expense) or Benefit	Net-of-Tax Amount
Unrealized (loss) gain on cash flow hedging:
Unrealized (loss) gain arising during period	$(452,834)	$163,020	$(289,814)
Less: reclassification adjustment for loss included in net income	—	—	—

Net unrealized (loss) gain on cash flow hedging	(452,834)	163,020	(289,814)
Reclassification of accumulated losses on de-designated hedge included in net income	332,697	(144,723)	187,974

Other comprehensive income	$(120,137)	$18,297	$(101,840)

The balance of accumulated other comprehensive loss as of March 31, 2013 and December 31, 2012 was $491,106 and $548,948, respectively. Changes in accumulated other comprehensive income by component were as follows:

Gains (Losses) on Cash Flow Hedges
Balance as of January 1, 2013	$(548,948)
Other comprehensive income before reclassifications	104,626
Amounts reclassified from accumulated other comprehensive income	(46,784)

Net current-period other comprehensive income	57,842

Balance as of March 31, 2013	$(491,106)

Reclassifications out of accumulated other comprehensive income during the three months ended March 31, 2013 and 2012 were as follows:

	Amount Reclassified from AOCI During Three Months Ended March 31,		Affected Line Item in the Statement of Operations
Components of Accumulated Other Comprehensive Income	2013	2012
Gains and losses on cash flow hedging:
Losses on interest rate swap agreement	$(73,100)	$—	Interest expense
Gains on de-designated cash flow hedge	—	332,697	Interest expense

Total reclassifications for the period	(73,100)	332,697
Tax benefit (expense)	26,316	(144,723)	Income tax expense

Total reclassifications for the period, net of tax	$(46,784)	$187,974

11. Income Taxes

The Company recorded income tax expense of $963,593 and $2,782,052 for the three months ended March 31, 2013 and 2012, respectively. The 2013 provision for income tax reflects an estimated annualized effective income tax rate of 36.3%. The effective income tax rate for the three months ended March 31, 2013 is 70.8%. This is primarily due to $1,323,415 of projected non-deductible Merger-related transaction costs incurred during the quarter. The 2013 effective tax rate may increase or decrease depending upon final Merger-related transaction costs and the related deductibility of such costs.

As of March 31, 2013, the Company had a gross unrecognized tax benefit of $344,204 that, if recognized, would result in a net tax benefit of approximately $223,733, which would have a positive impact on net income and the effective tax rate. During the three months ended March 31, 2013, there were no material changes to the unrecognized tax benefit. The Company has accrued interest and penalties of approximately $89,597, which is classified as income tax expense in the accompanying consolidated financial statements.

The federal income tax returns of the Company for the years 2009 through 2012 are subject to examination by the IRS, generally for three years after the latter of their extended due date or when they are filed. The state income tax returns of the Company are subject to examination by the state taxing authorities, for various periods generally up to four years after they are filed. The Company is currently under examination by the IRS for tax years 2008 through 2010.